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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9/A

                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D) (4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

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                            RHONE-POULENC RORER INC.
                           (NAME OF SUBJECT COMPANY)

                            RHONE-POULENC RORER INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                        COMMON STOCK, WITHOUT PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

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                                  76242T 10 4
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

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                            RICHARD T. COLLIER, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            RHONE-POULENC RORER INC.
                                500 ARCOLA ROAD
                        COLLEGEVILLE, PENNSYLVANIA 19426
                                 (610) 454-8000
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
     NOTICE AND COMMUNICATION ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                    COPY TO:

                            MARGARET L. WOLFF, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

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  This Amendment No. 2 amends and supplements the Solicitation/Recommendation
Statement on Schedule 14D-9, dated August 22, 1997 (the "Schedule 14D-9"), of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company" or "RPR"), filed in connection with the Offer to Purchase as set forth in the Schedule 14D-9. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS

  The response to Item 9 is hereby amended and supplemented by adding the following:

EXHIBIT NO.

(a)(14) Communications Package to Non-Employee Holders of Company Stock Options (incorporated by reference to Exhibit (a)(15) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).

(a)(15) Communications Package to Holders of Company Stock Options in the United Kingdom (incorporated by reference to Exhibit (a)(16) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).

(a)(16) Communications Package to Participants in the Company's 401(k) Savings Plan (incorporated by reference to Exhibit (a)(12) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).

(a)(17) Communications Package to Participants in the Company's Centeon Plan (incorporated by reference to Exhibit (a)(13) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).

(a)(18) Letter to Participants in the Company's Dividend Reinvestment Plan (incorporated by reference to Exhibit (a)(14) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).
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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     Rhone-Poulenc Rorer Inc.

                                     By:  /s/ Michel de Rosen
                                          --------------------
                                          Name: Michel de Rosen
                                          Title:Chairman and Chief
                                                Executive Officer

Dated: September 10, 1997

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                                 EXHIBIT INDEX

EXHIBIT NO.

(a)(14) Communications Package to Non-Employee Holders of Company Stock Options (incorporated by reference to Exhibit (a)(15) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).

(a)(15) Communications Package to Holders of Company Stock Options in the United Kingdom (incorporated by reference to Exhibit (a)(16) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).

(a)(16) Communications Package to Participants in the Company's 401(k) Savings Plan (incorporated by reference to Exhibit (a)(12) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).

(a)(17) Communications Package to Participants in the Company's Centeon Plan (incorporated by reference to Exhibit (a)(13) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).

(a)(18) Letter to Participants in the Company's Dividend Reinvestment Plan (incorporated by reference to Exhibit (a)(14) to Amendment No. 2 to Purchaser's Tender Offer Statement on Schedule 14D-1, dated September 10, 1997).